WILLKIE FARR & GALLAGHER llp
New York, NY 10019-6099
Tel: 212 728 8000
Fax: 212 728 8111

July 26, 2013

Vanguard Florida Focused Long-Term Tax-Exempt Fund
a series of Vanguard Florida Tax-Free Funds
100 Vanguard Blvd.
Malvern, PA 19355

Vanguard Long-Term Tax-Exempt Fund
a series of Vanguard Municipal Bond Funds
100 Vanguard Blvd.
Malvern, PA 19355

Ladies and Gentlemen:

You have asked us for our opinion concerning certain U.S. federal income tax consequences to (i) Vanguard Long-Term Tax-Exempt Fund (the "Acquiring Fund"), a separate series of Vanguard Municipal Bond Funds (the "Acquiring Portfolio"), a Delaware statutory trust,
(ii) Vanguard Florida Focused Long-Term Tax-Exempt Fund (the "Acquired Fund"), a separate series of Vanguard Florida Tax-Free Funds (the "Acquired Portfolio"), a Delaware statutory trust, and
(iii) the holders (the "Acquired Fund Shareholders") of voting shares of beneficial interest of the
Acquired Fund (the "Acquired Fund Shares"), when the Shareholders receive solely shares of beneficial interest of the Acquiring Fund (the "Acquiring Fund Shares") in exchange for their
Acquired Fund Shares pursuant to the acquisition by the Acquiring Fund of all of the assets of the
Acquired Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund (the "Reorganization"), all pursuant to that certain
Agreement and Plan of Reorganization, dated April 30, 2013, adopted by the Board of Trustees of the
Acquiring Portfolio on behalf of the Acquiring Fund and by the Board of Trustees of the Acquired
Portfolio on behalf of the Acquired Fund (the "Plan"). This opinion is being delivered pursuant to
Section 6.8 of the Plan.

We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

New York Washington Paris London Milan Rome Frankfurt Brussels

9305027.2

We have made inquiry as to the underlying facts that we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Acquiring Fund and the Acquired Fund set forth in the Plan and representations made in letters from the Acquiring Fund and the Acquired Fund addressed to us for our use in rendering this opinion (the "Tax Representation Letters"). We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate.

The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

Based upon the foregoing, we are of the opinion that for U.S. federal income tax purposes:

• the acquisition by Acquiring Fund of substantially all of the assets of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired
Fund by Acquiring Fund followed by the distribution of Acquiring Fund Shares to the Acquired
Fund Shareholders in exchange for their Acquired Fund shares in complete liquidation and termination of Acquired Fund will constitute a tax-free reorganization under Section 368(a) of the Code;

• under sections 361 and 357(a) of the Code, Acquired Fund will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring
Fund Shares and the assumption of all liabilities of Acquired Fund except that Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b)
of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code;

• under section 361(c) of the Code, Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Acquired Fund in the
Reorganization;

• under section 1032 of the Code, Acquiring Fund will recognize no gain or loss upon receiving the assets of Acquired Fund and assuming the liabilities of Acquired Fund in exchange solely for Acquiring Fund Shares;

« under section 362(b) of the Code, the adjusted basis to Acquiring Fund of the assets of
Acquired Fund received by Acquiring Fund in the reorganization will be the same as the adjusted basis of those assets in the hands of Acquired Fund immediately before the exchange, except for certain adjustments that may be required to be made solely as a result of the close of the Acquired Fund's taxable year due to the Reorganization or as a result of gain recognized on the transfer of certain assets of the Acquired Fund;